Exhibit 23.01


                        Consent of Independent Auditors


The Board of Directors
Macrovision

     We consent to incorporation by reference in the registration statements (Nos. 333-2313 and 333-60499) on Form S-8 of Macrovision Corporation of our report dated February 1, 1999, except as to Note 8, which is as of March 16, 1999, relating to the consolidated balance sheets of Macrovision Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 1998, annual report of Form 10-KSB of Macrovision Corporation.

                                                  /s/ KPMG LLP

Mountain View, California
March 29, 1999